UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 23, 2005

SONTRA MEDICAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Minnesota	000-23017	41-1649949
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Forge Parkway

Franklin, Massachusetts 02038

(Address of Principal Executive Offices) (Zip Code)

(508) 553-8850

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 23, 2005, Sontra Medical Corporation (“Sontra”) received a Nasdaq Staff deficiency letter (the “Letter”), indicating that the Company is not in compliance with the $1.00 minimum closing bid price requirement for continued listing on The Nasdaq Capital Market as set forth in Marketplace Rule 4310(c)(4) (the “Rule”). Sontra received the Letter because the bid price of Sontra’s Common Stock closed below $1.00 per share for 30 consecutive business days.

The Letter also stated that, in accordance with Marketplace Rule 4310(c)(8)(D), Sontra will be provided 180 calendar days, or until May 22, 2006, to regain compliance. In accordance with Marketplace Rule 4310(c)(8)(E), if at any time before May 22, 2006, the bid price of the Company’s common stock closes at or above $1.00 per share for a minimum of ten consecutive business days, the Company will be provided written notice that it complies under the Rule.

If compliance with the Rule cannot be demonstrated by May 22, 2006, the Staff will determine whether Sontra meets The Nasdaq Capital Market initial listing criteria set forth in Marketplace Rule 4310(c), except for the bid price requirement. If the Company meets the initial listing criteria, the Company will be given notice that it has been granted an additional 180 calendar-day period to comply with the Rule. If it is determined that the Company is not eligible for this additional compliance period, the Company will be provided written notice that its securities will be delisted. At that time, the Company may appeal to a Listing Qualifications Panel the Staff’s determination to delist its securities.

Sontra has not yet determined what action, if any, it will take in response to this notice, although Sontra intends to monitor the closing bid price of its Common Stock between now and May 22, 2006, and to consider available options if its Common Stock does not trade at a level likely to result in Sontra regaining compliance with the Nasdaq minimum closing bid price requirement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sontra Medical Corporation

		By:	/s/ Sean F. Moran
Date:	November 29, 2005		Sean F. Moran Chief Financial Officer (Principal Financial and Accounting Officer)